                         NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2009 Results
_____________________________________________
Strength in Business Model and Account Values Drive Earnings Increase
Quarterly Deposits and Net Flows Up Year-over-Year

Philadelphia, PA, February 8, 2010 – Lincoln Financial Group (NYSE:LNC) today reported net income of $102 million, or $0.27 per diluted share available to common stockholders, for the fourth quarter of 2009 and a net loss of $485 million, or $1.85 per share available to common stockholders, for the full year of 2009. Net income in the fourth quarter of 2009 included a non-cash charge of $109 million, after tax, for the impairment of intangibles related to the company’s media assets and net realized losses of $98 million, after tax, which includes the results of the variable annuity hedge program.

The fourth quarter income from operations was $297 million, or $0.90 per diluted share available to common stockholders, and full-year income from operations was $943 million, or $3.18 per diluted share available to common stockholders. Income from operations in the current quarter reflected growth in average variable account values compared to a year ago and included favorable returns on alternative investments. Income from operations in the 2008 quarter included negative DAC unlocking related to the company’s revision of future estimated gross profits and a loss from alternative investments.

	For the Quarter Ended		For the Year Ended
($ in millions except per share data)	2008*	2009	2008	2009*
Net Income (Loss)	$(506)	$102	$57	$(485)
Net Income (Loss) per diluted share available to common stockholders	(1.98)	0.27	0.22	(1.85)
Income (Loss) from Operations	(127)	297	778	943
Income (Loss) from Operations per diluted share available to common stockholders	(0.50)	0.90	3.00	3.18
Average Diluted Shares	257.6	311.6	259.4	285.6
*The per share calculation used in the losses per share represent basic shares.

The 2009 earnings available to common stockholders per share reflect the accrued dividend and accretion of discount on the series B preferred stock, as well as an increase in average common shares outstanding primarily related to the company’s equity issuance in June 2009.

Fourth Quarter 2009 Operating Highlights:
•	Consolidated deposits of $4.9 billion were up 3% versus the 2008 quarter.
•	Consolidated net flows were up 12% year-over-year to $1.5 billion.
•	Ending account balances increased 20% to $141 billion since last year, driven by another quarter of double-digit growth in net flows and equity market appreciation.
•	Entered into a $550 million 10-year letter of credit facility, providing approximately $400 million of initial statutory capital relief as of December 31, 2009.
•	On January 4, 2010, the company completed the sale of Delaware Investments with estimated proceeds of $410 million, after tax.

Dennis R. Glass, president and CEO, said, “Our results in the quarter and for the full year underscore the quality and resilience of our business model, particularly in a challenging operating environment. The strength of the Lincoln Financial franchise and the successful actions we took last year to increase financial flexibility and sharpen our focus on our core businesses were evident in our operating results. We expanded distribution relationships, produced strong sales and positive net flows, and grew earnings throughout the year, even during the depths of the crisis. In addition to these operational accomplishments, we took deliberate and prudent steps to execute on a comprehensive capital plan that left the company in a strong capital position as we exited 2009. ”

Fourth Quarter 2009 – Segment Results
Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $120 million in the fourth quarter of 2009 versus a loss from operations of $172 million in the year-ago period. The 2009 quarter included a net positive impact of approximately $19 million, after tax, primarily attributable to retrospective DAC unlocking and tax-related items. The current quarter also included alternative investment income of $6 million, after tax. The prior-year period included net negative items of approximately $247 million, after tax, primarily attributable to prospective DAC unlocking related to equity market depreciation.

Gross annuity deposits were $2.5 billion and net flows were $818 million, both up versus the prior year. Gross deposits and net flows declined from the third quarter of 2009, driven by fixed and indexed annuities, reflecting the low interest rate environment. Variable annuity product deposits of $2.1 billion were up 9% versus last year and drove net flows to $838 million, an increase of 42% year-over-year.

For the full year, gross deposits were $10.4 billion versus $11.7 billion in 2008, and net flows were $3.9 billion compared to $4.1 billion.

Defined Contribution
Defined Contribution reported income from operations of $33 million, versus a loss from operations of $1 million for the same period a year ago. The current quarter included a net negative impact of approximately $3 million, after tax, primarily related to tax and expense true-ups. The 2009 quarter also included alternative investment income of $4 million, after tax. The prior-year period included net negative items of approximately $26 million, after tax, primarily attributable to prospective DAC unlocking related to equity market depreciation.

Gross deposits of $1.2 billion were down 7% versus the prior year. Total net flows were a negative $62 million, reflecting the institutional nature of the business which drives variability in quarterly net flows.

For the full year, gross deposits were $5.0 billion versus $5.5 billion in 2008, and net flows were $1.0 billion compared to $781 million.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $158 million, compared to $83 million in the fourth quarter of 2008. The life insurance segment’s results in 2009 included alternative investment income of $7 million, after tax. The prior period’s results included a net negative impact of approximately $51 million, after tax, primarily related to DAC unlocking.

Life insurance sales were $195 million, down 8% versus 2008, but up 33% sequentially, reflecting, in part, fourth quarter seasonality. MoneyGuard®, a linked-benefit universal life insurance policy with a long term care rider, and term life insurance continued to post strong results as sales increased 82% year-over-year.

For the full year, life insurance sales were $610 million versus $741 million in 2008.

Group Protection
For the fourth quarter, Group Protection’s income from operations was $30 million, compared to $18 million in the prior-year period. The non-medical loss ratio in the current period was 69%, driven by favorable experience in group disability and life. The 2009 period recorded unfavorable seasonal expenses related to fourth quarter production levels of approximately $3 million, after tax. The current quarter also included alternative investment income of $3 million, after tax.

Net earned premiums were $396 million in the fourth quarter, up 4% over the year-ago period and annualized sales of $167 million increased 29% year-over-year.

For the full year, net earned premiums were $1.6 billion versus $1.5 billion in 2008, and annualized sales were $360 million compared to $316 million.

Other Operations
The operating loss in Other Operations was $44 million in the quarter, versus $55 million in the prior-year quarter. The 2009 quarter included a net negative impact of approximately $15 million, after tax, reflecting a charge of $33 million related to the disability income business review, partially offset by a favorable tax item. The current quarter also included income from alternative investments of $2 million, after tax. The 2008 quarter included net negative items, primarily related to unfavorable expenses.

Alternative Investment Income
Income from operations in the fourth quarter of 2009 included alternative investment income of $22 million, after tax, compared to a loss of $35 million, after tax, in the 2008 period. The company’s alternative investment portfolio of approximately $700 million benefited from favorable performance from limited partnerships, private equity, and hedge funds.

Alternative Investment Income by Segment	For the Quarter Ended
($ in millions)	2008	2009
Individual Annuities	$(8)	$6
Defined Contribution	(3)	4
Life Insurance	(21)	7
Group Protection	(3)	3
Other Operations	-	2
Total	$(35)	$22

Realized Gains and Losses
Total gross realized losses in the 2009 quarter on general account investments were $212 million, pre DAC and tax, primarily related to select financial-sector bonds, commercial real estate equity, and residential mortgage backed securities. The variable annuity hedge program had no material net impact on net income in the fourth quarter, with positive hedge performance offset by reserve and model adjustments.

Book Value
As of December 31, 2009, the book value per share of common stock, including accumulated other comprehensive income (AOCI), was $36.02 compared to $31.15 a year ago. Book value per share, excluding AOCI, was $36.89, compared to $42.09 a year ago.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, ROE, and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 11:00 a.m. (ET) on Tuesday, February 9, 2010. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:
- Dial:           (888) 359-3613  (Domestic)
     (719) 457-2710  (International)

- Ask for the Lincoln National Conference Call.

The company will also post its fourth quarter 2009 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $141 billion as of December 31, 2009. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:        Jim Sjoreen                                                                   Laurel O’Brien
484 583-1420                                                                 484 583-1735
Investor Relations                                                       Media Relations
Investorrelations@LFG.com                                      mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

	For the Three Months Ended		For the Years Ended
($ in millions, except per share data)	December 31,		December 31,
	2009	2008	2009	2008
Net Income (Loss) Available to Common Stockholders	$84.1	$(505.5)	$(519.3)	$56.2
Less:
Preferred stock dividends and accretion of discount	(18.2)	-	(34.5)	-
Minority interest adjustment	-	-	(0.1)	(0.6)
Net Income (Loss)	102.3	(505.5)	(484.7)	56.8
Less:
Excluded realized loss, after-tax	(98.3)	(130.1)	(779.8)	(372.2)
Benefit ratio unlocking, after-tax	7.6	(88.6)	88.8	(120.4)
Income from reserve changes (net of related
amortization) on business sold through reinsurance, after-tax	0.5	0.4	1.7	1.7
Gain on early extinguishment of debt, after tax	-	-	41.8	-
Impairment of intangibles, after-tax	(108.8)	(157.7)	(710.3)	(296.9)
Income (loss) from discontinued operations, after-tax	4.1	(2.4)	(70.0)	66.2
Income (Loss) from Operations	$297.2	$(127.1)	$943.1	$778.4
	-	-	-	-
Earnings (Loss) Per Share (Diluted)
Income (loss) from operations	$0.90	$(0.50)	$3.18	$3.00
Net income (loss) (1)	0.27	(1.98)	(1.85)	0.22

Average Equity
(Excluding AOCI)	$11,918.8	$11,045.3	$11,082.0	$11,290.3

Return on Equity
Net income (loss)	3.4%	-18.3%	-4.4%	0.5%
Income (loss) from operations	10.0%	-4.6%	8.5%	6.9%

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI and Series B preferred stock balances as it is non-convertible (issued and sold to the U.S. Treasury in connection with the Troubled Asset Relief Program Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008), by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2009 and 2008 is set forth below.

	As of December 31,
	2009	2008
Book value per share, including AOCI (2)	$36.02	$31.15
Per share impact of AOCI	(0.87)	(10.94)
Book value per share, excluding AOCI (2)	$36.89	$42.09

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS
	For the Three Months Ended
	December 31,
($ in millions, except per share data)	2009	2008
Revenues	$2,402.4	$2,152.4

Net Income (Loss)	$102.3	$(505.5)
Preferred stock dividends and accretion of discount	(18.2)	-
Minority interest adjustment	-	-
Net Income (Loss) Available to Common Stockholders	84.1	(505.5)

Earnings (Loss) Per Common Share - Basic	$0.28	$(1.98)
Earnings (Loss) Per Common Share - Diluted (1)	0.27	(1.98)

Average Shares - Basic	301,929,354	255,432,685
Average Shares - Diluted	311,553,182	257,568,519

	For the Years Ended
	December 31,
	2009	2008
Revenues	$8,498.8	$9,223.8

Net Income (Loss)	$(484.7)	$56.8
Preferred stock dividends and accretion of discount	(34.5)	-
Minority interest adjustment	(0.1)	(0.6)
Net Income (Loss) Available to Common Stockholders	(519.3)	56.2

Earnings (Loss) Per Common Share - Basic	$(1.85)	$0.22
Earnings (Loss) Per Common Share - Diluted (1)	(1.85)	0.22

Average Shares - Basic	280,031,363	257,498,535
Average Shares - Diluted	285,635,603	259,390,811

(1)
In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive. This same concept applies to our income from operations.

(2)	These computations exclude Series B preferred stock balances as it is non-convertible.

Forward Looking Statements — Cautionary Language

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA").  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings.  Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause Lincoln to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect Lincoln’s financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Continued uncertainty about the impact of existing or new stimulus legislation on the economy;
•
The cost and other consequences of Lincoln’s participation in the Capital Purchase Program, including the impact of existing and future regulations to which Lincoln and/or its subsidiaries may become subject;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln subsidiaries’ products, the required amount of reserves and/or surplus, or otherwise affect Lincoln’s ability to conduct business, including changes to statutory reserves and/or risk-based capital (“RBC”) requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline (“AG”) 43 (“AG43” also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or “VACARVM”); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and  unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln subsidiaries’ fixed annuity and life insurance businesses and demand for their products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln subsidiaries’ products, a reduction of asset-based fees that Lincoln subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln subsidiaries’ variable annuity products;

•
Ineffectiveness of Lincoln’s various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing Lincoln subsidiaries’ products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•	Changes in GAAP that may result in unanticipated changes to Lincoln’s net income;
•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of Lincoln’s insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in Lincoln’s portfolios requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect Lincoln’s businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln subsidiaries can charge for their products;

•
The unknown impact on Lincoln subsidiaries’ businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact the business of Lincoln's subsidiaries and Lincoln’s financial performance. Moreover, Lincoln and its subsidiaries operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on business of Lincoln's subsidiaries or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.